Exhibit 99.1

PRIMUS TELECOMMUNICATIONS REPORTS

FOURTH QUARTER AND FULL YEAR 2005 FINANCIAL RESULTS

McLEAN, VA.—(BUSINESS WIRE)—February 9, 2006—PRIMUS Telecommunications Group, Incorporated (NASDAQ: PRTL), an integrated communications services provider, today announced its results for the quarter and year ended December 31, 2005.

Performance Highlights:

•	Strong Sequential Quarterly Improvement in Key Operating Results

•	$15 Million Adjusted EBITDA (Up from $2 million)

•	SG&A Expense Reduced in Excess of 10%

•	$6 Million Loss from Operations (Down from $33 Million)

•	Fourth Quarter Net Revenue from New Initiatives Reaches $29 Million

PRIMUS reported fourth quarter 2005 net revenue of $287 million, down from $293 million and $337 million in the prior quarter and the fourth quarter 2004, respectively. The Company reported a net loss for the quarter of ($25) million compared to a net loss of ($51) million in the third quarter 2005 and a net loss of ($2) million in the fourth quarter 2004. As a result, the Company reported a basic and diluted loss per common share of ($0.24) in the fourth quarter of 2005 as compared to a basic and diluted loss per common share of ($0.51) and ($0.02) in the prior and year-ago quarter, respectively.

“The progress we began to see in the third quarter turned into strong operating and financial performance in the fourth quarter,” said K. Paul Singh, Chairman and Chief Executive Officer of PRIMUS. “We have previously targeted the fourth quarter of 2005 as the one in which our effort and investment over the past two fiscal years would begin to bear fruit. Indeed, last quarter we stated that we expected ‘substantial quarterly improvement in Adjusted EBITDA’ from the $2 million recorded in the third quarter. The $15 million Adjusted EBITDA we report for the fourth quarter clearly meets that expectation. In light of this encouraging progress, we have set our 2006 baseline operating assumption at $60 million Adjusted EBITDA, and we plan to manage the business to meet or exceed that target.

“Our fourth quarter results were substantially aided by a $10 million reduction in selling, general and administrative (SG&A) expense as compared to the third quarter 2005. In addition, we reached $29 million in fourth quarter 2005 net revenue from our new services, which exceeded our announced target of exiting 2005 with an annualized run rate of $100 million. We believe this growth validates our decision to invest heavily throughout 2005 in improving our competitive position by transforming PRIMUS into a fully integrated provider of voice, broadband, VOIP, wireless and data services.

“From an operating perspective, we are pleased with our success in delivering significantly improved results in virtually all key categories. While we have a challenging road ahead, it seems clear that we have reached a major milestone,” Singh added.

“Our primary objective in 2006 is to manage the business to maximize cash flow. To this end, we will be less concerned about absolute revenue growth; in some cases we may consciously shed low-margin revenue. From an investment perspective, we will concentrate our resources on initiatives that offer the most attractive returns and growth potential, such as our local, digital subscriber line (DSL) and voice-over-Internet protocol (VOIP) initiatives in Canada and Australia. While we believe other initiatives – such as LINGO in the United States – have significant potential, we currently do not have the resources to support fully all such deserving projects. That is why another principal focus for management during 2006 is to develop and execute strategies to generate additional cash to fund promising projects through a combination of external funding for LINGO, potential balance sheet deleveraging, opportunistic equity capital infusion, continued cost cutting and selected asset sales.”

Last quarter PRIMUS management announced that it had embarked upon a four-pronged Action Plan to meet its cash needs in 2006, and tangible progress has already occurred relative to each of those initiatives:

•	To prioritize revenue growth in its new services, while concentrating available resources for optimum effectiveness – Revenue from new services grew to $29 million in the quarter, representing a $117 million annualized run rate – 17% above the Company’s announced target.

•	To enhance margins on the new initiatives by increasing scale, adding broadband infrastructure in high density locations and migrating customers on-net – Fourth quarter margins improved reflecting ongoing customer migration and network deployment.

•	To continue driving expenses down through aggressive cost reduction – SG&A was down over 10% sequentially to $84 million.

•	To strengthen opportunistically the balance sheet through potential deleveraging and equity capital infusion on a prudent basis – During the fourth quarter, $9 million principal amount of debt was exchanged for equity.

Progress of New Initiatives:

•

In Canada, fourth quarter revenue growth driven by the strengthening of the Canadian dollar, showed growth from local, wireless and VOIP products exceeding the revenue decline from long distance voice services. As a result, PRIMUS Canada posted record net revenues of $68 million in the fourth quarter. The Canadian residential local telephone offering grew slightly to approximately 74,000 lines in service impeded by labor strikes affecting incumbent carriers which delayed customer implementations. Approximately 90% of new local customers in Canada add a bundled long distance offering at an average monthly revenue of CAN$42. During the fourth quarter, PRIMUS launched an important new initiative in Canada – the buildout of a DSL infrastructure to position the Company for profitable growth in the local and broadband markets and to enhance product bundling opportunities. To date, 20 nodes have been installed with a goal of reaching 66 nodes in 2006;

•	In Australia, PRIMUS now has over 125,000 DSL customers (up 9% from the prior quarter) and exceeded its previously stated goal of 120,000 DSL customers by the end of 2005. Most new Australian broadband customers sign a two-year contract and approximately 67% also take a bundled local and long distance voice package. Australian residential customers taking a bundled broadband solution now generate over AUS$95 per month in revenue. The build-out of the Company’s Australian DSL infrastructure is on track with 171 nodes installed and ten more installations in progress. Migration of existing resale local and broadband customers to the PRIMUS Australian network has now reached approximately 58,000 services on-net; and

•	Retail VOIP services grew modestly in the quarter to approximately 104,000 customers. This growth level reflects the fact that the Company continued to moderate its investment in LINGO in part due to the disruption in marketing activities raised by E911 regulations. Revenue from retail VOIP customers reached $8 million during the fourth quarter.

It should be recognized that customer growth in broadband and local initiatives initially serves to increase near-term pressure on profitability and cash flow due to one-time migration and installation charges (also known as PIC fees) imposed by the incumbent carriers and reflected in cost of revenue. Reflecting continued customer additions in the fourth quarter 2005, the Company incurred $3 million in such fees.

“We believe that progress to date in transforming PRIMUS and growing our broadband, local, and VOIP businesses has not only strengthened the Company, but has enhanced the competitive positioning and the franchise values of our major operating subsidiaries in Australia and Canada,” Singh stated. “As those franchises continue to generate a substantial portion of the Company’s Adjusted EBITDA, we will focus efforts during 2006 on substantially improving the profitability of our United States and European operations.”

Fourth Quarter and Full Year 2005 Financial Results:

Fourth quarter 2005 net revenue was $287 million, down 2% from $293 million in the prior quarter and less then the $337 million reported in the fourth quarter 2004. “On a constant currency basis, net revenue from our Canadian and Australian operations was stable sequentially, reflecting growth in new product initiatives offset by the expected decline in long distance voice and dial-up Internet net revenue. The $6 million sequential quarterly decline in net revenue is comprised of a $2 million decline as a result of a strengthening United States dollar, a $2 million decline in European-based prepaid services, a $1 million decline in European-based retail services and a $1 million decline in United States-based retail services,”

said Thomas R. Kloster, Chief Financial Officer of PRIMUS. Full year 2005 net revenue was $1.19 billion down from $1.35 billion in 2004, with the majority of the decline attributable to low-margin prepaid services and wholesale revenue.

Net revenue from data/Internet and VOIP services was a record $72 million for the fourth quarter, an increase of $2 million from the prior quarter. Data/Internet and VOIP net revenue comprised a record 25% of total net revenue for the quarter. Full year 2005 data/Internet and VOIP net revenue was $282 million, up from $250 million in 2004 despite the anticipated decline in dial-up ISP net revenue. On a geographic basis, fourth quarter net revenue was comprised of 30% from Asia-Pacific, 28% from Europe, 24% from Canada and 18% from the United States. The fourth quarter mix of net revenue remained steady from the prior quarter at 81% retail (56% residential and 25% business) and 19% carrier.

SG&A expense for the fourth quarter 2005 was $84 million (29.2% of net revenue), a reduction of $10 million from $93 million (31.9% of net revenue) in the prior quarter and down $20 million from $104 million (30.8% of net revenue) for the fourth quarter 2004. The sequential decline in SG&A expense was driven by a $4 million reduction in salaries and benefits costs as a result of lower headcount and bonus payments, a $2 million decline in sales and marketing costs as a result of lower promotions expense and agent commissions, a $3 million decline in advertising expense reflecting a reduction in LINGO advertising and the seasonal slow down in fourth quarter advertising spend, and a $1 million decline in general and administrative expenses. The full year 2005 SG&A expense was $381 million as compared to $394 million during 2004.

Loss from operations was ($6) million in the fourth quarter 2005, versus a loss of ($33) million in the prior quarter (which included a $13 million loss on disposal of assets and $1 million in severance expense).

Adjusted EBITDA, as calculated in the attached schedules, was $15 million for the fourth quarter 2005 versus $2 million in the prior quarter and $25 million in the fourth quarter 2004. The $13 million sequential improvement in Adjusted EBITDA is primarily the result of a $10 million reduction in SG&A expense and an improvement of $3 million in our cost of revenue, relative to net revenue. The sequential cost of revenue improvement is primarily the result of a $2 million reduction in network transfer fees (also known as PIC fees) related to new customer growth in the Australian and Canadian local and DSL customer bases and from migration of customers onto our Australian network.

Interest expense for the fourth quarter 2005 was $14 million, flat with the prior quarter and $1 million higher than in the fourth quarter 2004. Full year 2005 interest expense was $53 million as compared to $51 million in 2004.

Net loss for the fourth quarter 2005 was ($25) million (including a $13 million net loss from foreign currency transactions, a $4 million gain on early extinguishment of debt and $1 million in severance expense) compared to a net loss of ($51) million (including a $13 million loss on disposal of assets, a $4 million loss on early extinguishment of debt, a $2 million gain from foreign currency transactions and $1 million in severance expense) in the prior quarter and a net loss of ($2) million (including a $2 million asset impairment write-down and $13 million net gain from foreign currency transactions) in the fourth quarter 2004.

Adjusted Net Loss, as calculated in the attached schedules, for the fourth quarter 2005 was a loss of ($16) million, as compared to a loss of ($36) million in the prior quarter and a loss of ($13) million for the year-ago quarter.

Adjusted Diluted Loss Per Common Share, as calculated in the attached schedules, was a loss of ($0.15) for the fourth quarter 2005, compared to Adjusted Diluted Loss Per Common Share of ($0.36) for the third quarter 2005 and Adjusted Diluted Loss Per Common Share of ($0.14) in the year-ago quarter.

Liquidity and Capital Resources

PRIMUS ended the fourth quarter 2005 with a cash balance of $54 million, including $11 million of restricted funds. During the quarter, $14 million in cash was used in operating activities, $7 million was used for capital expenditures and $4 million was used for scheduled principal reductions on debt obligations. Free Cash Flow, as calculated in the attached schedules, was negative ($22) million. Capital expenditures for the full year 2005 were $50 million. For 2006, capital expenditures are expected to be within the range of approximately $30 million to $35 million.

PRIMUS’s long-term debt obligations as of December 31, 2005 were $635 million, a reduction of $7 million from September 30, 2005. This reduction includes the exchange of $8.6 million principal amount of the Company’s 12.75% Senior Notes due 2009 for 5.2 million shares of common stock of the Company, scheduled principal amortization of $4 million and additional capital lease borrowing in Australia of $6 million. In January 2006, the Company exchanged an additional $2.5 million of principal amount of its 12.75% Senior Notes for 1.8 million shares of common stock of the Company. In January 2006, the Company’s wholly owned Canadian subsidiary entered into an Amended and Restated Loan Agreement (the “Amended Agreement”) related to its existing secured non-revolving term loan facility with a Canadian financial institution. The Amended Agreement, among other things, extended the maturity date to April 2008. On February 1, 2006 the Company drew the remaining $15 million available under the loan facility.

The Company and/or its subsidiaries will evaluate and determine on a continuing basis, depending upon market conditions and the outcome of events described as “forward-looking statements” in this release and its SEC filings, the most efficient use of the Company’s capital and resources, including investment in the Company’s network, systems, and new product initiatives, purchasing, refinancing, exchanging, tendering for or retiring certain of the Company’s outstanding debt securities in privately negotiated transactions, open market transactions or by other direct or indirect means to the extent permitted by existing covenants.

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The management of PRIMUS Telecommunications Group, Incorporated will conduct a conference call and Web cast for analysts and investors to discuss fourth quarter and full year 2005 results on February 9, 2009, at 5:00 PM Eastern. Participants should dial 866-818-1393 (domestic) or 703-639-1377 (international) for telephone access or go to www.primustel.com for Web cast access about ten minutes prior to the scheduled start-time. Replay information will be available following the conclusion of the live broadcasts on the Company’s Web site.

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PRIMUS Telecommunications Group, Incorporated (NASDAQ: PRTL) is an integrated communications services provider offering international and domestic voice, voice-over-Internet protocol (VOIP), Internet, wireless, data and hosting services to business and residential retail customers and other carriers located primarily in the United States, Canada, Australia, the United Kingdom and western Europe. PRIMUS provides services over its global network of owned and leased transmission facilities, including approximately 350 points-of-presence (POPs) throughout the world, ownership interests in undersea fiber optic cable systems, 16 carrier-grade international gateway and domestic switches, and a variety of operating relationships that allow it to deliver traffic worldwide. Founded in 1994, PRIMUS is based in McLean, Virginia.

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Statements in this press release concerning revenue levels (including the amount, timing and effects of contribution from new initiatives and the potential decline in low-margin revenue), VOIP, wireless, broadband and wireline growth prospects, rates of decline in core long distance voice and dial-up ISP businesses, strategies, investment requirements, margins, future Adjusted EBITDA and cash flow and cash sufficiency levels, financing/delevering plans, the timing, extent and effectiveness of cost reduction programs, future results (including the ability to improve performance of the United States and European operations), the telecommunications market environment, cash flow, the effectiveness and profitability of planned future service offerings, selling, general and administrative expense, capital expenditures (including the DSL network deployment in Australia and Canada and levels expected in 2006), working capital, changes in competitive circumstances and growth constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current expectations, and are not strictly historical statements. Factors and risks that could cause actual results or circumstances to differ materially from those set forth or contemplated in forward-looking statements include, without limitation: changes in business conditions; failure to realize future growth, including future growth related to new product and service initiatives; competitive market strategies including product bundling by competitors; new product initiatives; fluctuations in the exchange rates of currencies, particularly any strengthening of the United States dollar relative to foreign currencies of the countries where we conduct our foreign operations; adverse interest rate developments; faster than expected declines in core long distance and dial-up ISP businesses; fluctuations in prevailing trade credit terms or revenues due to the adverse impact of, among other things, further telecommunications carrier bankruptcies or adverse bankruptcy related developments affecting our large carrier customers; the possible inability to raise additional capital when needed, or at all; changes in the telecommunications or Internet industry; adverse tax rulings from applicable taxing authorities; our failure to reestablish prepaid service revenue; broadband, Internet, VOIP, local, wireless and telecommunications competition; changes in financial, capital market and economic conditions; changes in service offerings or business strategies; difficulty in attracting and retaining customers; difficulty in providing VOIP services or new local, wireless or broadband services; changes in the regulatory schemes or requirements and regulatory enforcement in the markets in which we operate and uncertainty regarding the nature and degree of regulation relating to certain services such as VOIP; restrictions on our ability to follow certain strategies or complete certain transactions as a result of our capital structure or debt covenants; adverse impact in the event the Company’s Common Stock were de-listed from trading on NASDAQ’s National and/or Capital markets; adverse impact in the event the Company’s external auditor’s opinion were to include a “going concern” qualification; risks associated with our limited DSL, Internet, VOIP, local, wireless and Web hosting experience and expertise; risks and costs associated with migrating customers, including reliance on the cooperation of incumbent carriers; entry into developing markets; the possible inability to hire and/or retain qualified sales, technical and other personnel, and to manage growth; risks associated with international operations; dependence on effective information systems; dependence on third parties to enable us to expand and manage our global network and operations and to provide local, wireless and broadband services as well as to migrate customers; dependence on the implementation and performance of our global asynchronous transfer mode + Internet protocol communications network; adverse outcomes of outstanding litigation matters; and the outbreak or escalation of hostilities or terrorist acts and adverse geopolitical developments. As such, actual results or circumstances may vary materially from such forward-looking statements or expectations. Readers are also cautioned not to place undue reliance on these forward-looking statements which speak only as of the date these statements were made. We are not necessarily obligated to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult the discussion of risks and uncertainties under “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources-Short and Long-Term Liquidity Considerations and Risks”; and “–Special Note Regarding Forward-Looking Statements” contained in our annual report on Form 10-K and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided a reconciliation of these measures to the most directly comparable GAAP measures, which is contained in the tables to this release and on our website at www.primustel.com. Additionally, information regarding the purpose and use for these non-GAAP financial measures is set forth with this press release in our Current Report on Form 8-K filed with the SEC on February 9, 2006, and available on our website.

For more information:

John DePodesta

Executive Vice President

Primus Telecommunications Group, Incorporated

703 748-8050

ir@primustel.com

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
NET REVENUE	$287,166	$336,910	$1,187,396	$1,350,872
OPERATING EXPENSES
Cost of revenue (exclusive of depreciation shown below)	188,468	207,982	784,826	821,455
Selling, general and administrative	83,806	103,888	381,382	394,050
Depreciation and amortization	20,849	23,367	87,729	92,744
Loss on sale of assets	10	45	24	1,941
Loss on disposal of assets	6	—	13,356	—
Asset impairment write-down	—	1,624	—	1,624

Total operating expenses	293,139	336,906	1,267,317	1,311,814

INCOME (LOSS) FROM OPERATIONS	(5,973)	4	(79,921)	39,058

INTEREST EXPENSE	(13,865)	(12,662)	(53,440)	(50,526)
EQUITY INVESTMENT GAIN (LOSS)	—	(493)	(249)	(412)
GAIN (LOSS) ON EARLY EXTINGUISHMENT OF DEBT	4,172	—	(1,693)	(10,982)
INTEREST AND OTHER INCOME	184	548	2,606	11,619
FOREIGN CURRENCY TRANSACTION GAIN (LOSS)	(13,275)	12,664	(17,686)	6,561

INCOME (LOSS) BEFORE INCOME TAXES	(28,757)	61	(150,383)	(4,682)
INCOME TAX BENEFIT (EXPENSE)	3,840	(1,854)	(3,997)	(5,899)

NET LOSS	$(24,917)	$(1,793)	$(154,380)	$(10,581)

LOSS PER COMMON SHARE:
Basic	$(0.24)	$(0.02)	$(1.62)	$(0.12)

Diluted	$(0.24)	$(0.02)	$(1.62)	$(0.12)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	102,357	89,923	95,384	89,537

Diluted	102,357	89,923	95,384	89,537

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEET

(in thousands)

(unaudited)

December 31, 2005
Cash and cash equivalents	$42,999
Accounts receivable, net	141,909
Other current assets	31,905

TOTAL CURRENT ASSETS	216,813

Restricted cash	10,619
Property and equipment, net	285,881
Intangible assets, net	97,137
Other assets	30,639

TOTAL ASSETS	$641,089

Accounts payable	$83,941
Accrued interconnection costs	64,333
Accrued expenses and other current liabilities	61,437
Accrued income taxes	16,339
Accrued interest	13,268
Current portion of long-term obligations	16,092

TOTAL CURRENT LIABILITIES	255,410

Non-current portion of long-term obligations	619,120
Other liabilities	2,893

TOTAL LIABILITIES	877,423

Stockholders’ deficit	(236,334)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$641,089

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three Months Ended
	December 31, 2005	September 30, 2005	December 31, 2004
NET LOSS	$(24,917)	$(50,647)	$(1,793)
Non-cash compensation expense	—	—	10
Depreciation and amortization	20,849	22,148	23,367
Loss on sale of assets	10	14	45
Loss on disposal of assets	6	12,772	—
Asset impairment write-down	—	—	1,624
Interest expense	13,865	13,552	12,662
Equity investment loss	—	—	493
Income tax expense (benefit)	(3,840)	2,856	1,854
Foreign currency transaction (gain) loss	13,275	(1,975)	(12,664)
(Gain) loss on early extinguishment of debt	(4,172)	4,160	—
Interest and other income	(184)	(838)	(548)

ADJUSTED EBITDA	$14,892	$2,042	$25,050

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF DILUTED LOSS PER COMMON SHARE TO

ADJUSTED DILUTED LOSS PER COMMON SHARE

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	December 31, 2005	September 30, 2005	December 31, 2004
NET LOSS	$(24,917)	$(50,647)	$(1,793)
Add:
Loss on sale of assets	10	14	45
Loss on disposal of assets	6	12,772	—
Asset impairment write-down	—	—	1,624
(Gain) loss on early extinguishment of debt	(4,172)	4,160	—
Foreign currency transaction (gain) loss	13,275	(1,975)	(12,664)

ADJUSTED NET LOSS	$(15,798)	$(35,676)	$(12,788)

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	102,357	98,640	89,923

ADJUSTED BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.15)	$(0.36)	$(0.14)

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES

TO FREE CASH FLOW

(in thousands)

(unaudited)

	Three Months Ended
	December 31, 2005	September 30, 2005	December 31, 2004
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$(14,457)	$(20,831)	$17,671
Net cash used in purchase of property and equipment	(7,301)	(12,325)	(15,529)

FREE CASH FLOW	$(21,758)	$(33,156)	$2,142